================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           PUGET SOUND ENERGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            PUGET SOUND ENERGY, INC.

                    Notice of Annual Meeting of Shareholders

                            To Be Held May 19, 1997



To the Holders of Common Stock of
Puget Sound Energy, Inc.:

The Annual Meeting of Shareholders of Puget Sound Energy, Inc. will be held at 2:00 p.m. on May 19, 1997 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington for the purpose of acting upon the following matters:

1. To elect seven Directors to serve until the expiration of their terms and until their successors are elected and qualified.

2. To consider and vote upon a proposal to approve the Puget Sound Energy, Inc. Employee Stock Purchase Plan.

3. To consider and vote on any and all other matters that may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 17, 1997 will be entitled to attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

If you are a participant in the Company's Stock Purchase and Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares which may be held in such plan.

March 28, 1997
Bellevue, Washington
By Order of the Board of Directors,

/s/ James W. Eldredge

James W. Eldredge, Corporate Secretary

TABLE OF CONTENTS

Proxy Statement............................................................................     1

Annual Report..............................................................................     1

Voting Rights and Proxy....................................................................     1

Election of Directors......................................................................     2

Security Ownership of Directors and Executive Officers.....................................     6

Board of Directors and Committee Meetings..................................................     7

Compensation and Retirement Committee Report...............................................     9

Stock Price Performance Graph..............................................................    12

Summary Compensation Table.................................................................    13

Aggregated SAR Exercises in 1996 and Fiscal Year-End SAR Values............................    15

Long-Term Incentive Plan Awards in 1996....................................................    16

Retirement Benefits Statement..............................................................    17

Employment Contracts, Termination of Employment and
Change-in-Control Arrangements.............................................................    18

Proposal No. 2 - Approval of Employee Stock Purchase Plan..................................    20

Independent Public Accountants.............................................................    22

Section 16(a) Beneficial Ownership Reporting Compliance....................................    22

Shareholder Proposals......................................................................    22

Solicitation of Proxies....................................................................    22

Appendix A - Employee Stock Purchase Plan..............................................  A1 - A11

Map to Annual Meeting

     YOUR VOTE IS IMPORTANT

     The Company has approximately 70,000 shareholders of record. Many shareholders own 100 shares or less. Each shareholder, regardless of the number of shares owned, is requested to complete, date, sign and return promptly the enclosed proxy form, using the accompanying addressed envelope.

PROXY STATEMENT


The following information is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") of Puget Sound Energy, Inc. ("Puget" or the "Company") to be held at 2:00 p.m. on May 19, 1997 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington. The approximate mailing date of the proxy material is March 28, 1997. The mailing address of the Company's principal executive offices is Puget Sound Energy, Inc., P.O. Box 97034, Bellevue, Washington 98009-9734.

Management is not aware of any matter to be presented for action at the Annual Meeting other than the election of seven Directors and a proposal to approve the Employee Stock Purchase Plan.


ANNUAL REPORT

The Company's Annual Report for 1996, including audited financial statements, is being mailed to shareholders on or about March 28, 1997.


VOTING RIGHTS AND PROXY

The Company's Common Stock is the only class of stock entitled to vote at the Annual Meeting. Approximately 84.5 million shares of Common Stock were outstanding on March 17, 1997, the record date for the Annual Meeting. The holders of a majority of the shares of the Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. Each holder of Common Stock generally is entitled to one vote for each share held on the record date on each item to be voted on at an Annual Meeting of Shareholders. In electing Directors, however, every holder of Common Stock has the right of cumulative voting, namely, the right to multiply the number of votes represented by shares held of record by the number of Directors to be elected, and then cast all such votes for one candidate or distribute them among any two or more candidates. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, (a) the seven nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected Directors, and (b) the proposal to approve the Puget Sound Energy, Inc. Employee Stock Purchase Plan (the "Plan") will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. In the election of directors, any actions other than a vote for a nominee will have the practical effect of voting against the nominee. With respect to the proposal to approve the Plan, abstentions will have no effect as they will not represent votes cast for or against such proposal. Because brokers have discretion to vote shares of Common Stock held on behalf of beneficial owners, if no instructions for voting such shares are received as to the matter to be voted upon at the Annual Meeting, there will be no "broker non-votes."

Unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable, the shares represented by your proxy will be voted as directed and, if no direction is indicated, will be voted for all management proposals as set forth in this Proxy Statement. A shareholder may revoke a proxy card at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company or by signing and delivering another proxy card that is dated later. If the shareholder attends the Annual Meeting in person, either giving notice of revocation to an inspector of election at the Annual Meeting or voting at the Annual Meeting will revoke the proxy. A proxy, when executed and not so revoked, will be voted and, if it contains any specifications, will be voted in accordance with the specifications so made. ChaseMellon Shareholder Services, L.L.C. acts as tabulator and Inspector of Elections for the proxies of the shareholders of record, brokers and banks. The identity and vote of all shareholders shall not be disclosed to any third party except as necessary to meet applicable legal requirements. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their judgment on such matters.

ELECTION OF DIRECTORS

The number of Directors is determined by resolution of the Board of Directors, subject to revision by the shareholders. The Board of Directors has, by resolution, fixed the number of Directors at fourteen. The terms of the Directors are classified so that generally each year approximately one-third of the Directors are elected for a three-year term. These three groups of Directors are identified herein as Class I, Class II and Class III Directors. At the Annual Meeting, two Class II Directors will be elected to serve for a term of two years expiring on the date of the Annual Meeting of Shareholders in 1999 and five Class III Directors will be elected to serve for a term of three years expiring on the date of the Annual Meeting of Shareholders in 2000.

Proxies will be voted for the following named nominees. In the event any nominee is not available to serve as a Director at the date of the Annual Meeting (which is not now anticipated), the persons named in the enclosed proxy shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Bylaws of the Company.

The names of nominees for Director of the Company are set forth below.

CLASS II NOMINEES
TERMS EXPIRE 1999

ROBERT L. DRYDEN

Mr. Dryden has been a Director of Puget Sound Energy since the consummation of the merger of Washington Energy Company and Washington Natural Gas Company into Puget Power on February 10, 1997 (the "Merger"). Mr. Dryden, age 63, previously served as a Director of Washington Energy Company and Washington Natural Gas Company from 1991 through February 10, 1997. He has served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group, Seattle, Washington, since 1990. Mr. Dryden also serves as a director of U.S. Bancorp.

SALLY G. NARODICK

Ms. Narodick has been a Director of Puget Sound Energy since the consummation of the merger of Washington Energy Company and Washington Natural Gas Company into Puget Power on February 10, 1997. She is currently a Consultant on Strategic Planning for Educational Technology for Edmark Corporation (educational software development). Ms.

Narodick, age 51, previously served as a Director of Washington Energy Company and Washington Natural Gas Company from 1989 through February 10, 1997 and was Chairman and Chief Executive Officer of Edmark Corporation, Redmond, Washington, from October 1989 to September 1996. She also serves as a director of Penwest and Fluke Corporation.

CLASS III NOMINEES
TERMS EXPIRE 2000

CHARLES W. BINGHAM

Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995 and Senior Vice President from 1972 to 1981. Mr. Bingham, age 63, has been a Director of the Company since 1978.

DONALD J. COVEY

Mr. Covey has been a Director of Puget Sound Energy since the consummation of the merger of Washington Energy Company and Washington Natural Gas Company into Puget Power on February 10, 1997. Mr. Covey, age 68, previously served as a Director of Washington Energy Company and Washington Natural Gas Company from 1982 through February 10, 1997. Mr. Covey served as Chairman of the Board of Directors of UNICO Properties, Inc. (property management), Seattle, Washington, from 1990 until his retirement in December 1994. Prior to that he served UNICO as Chief Executive Officer from 1983 to 1992 and President from 1975 to 1990.

JOHN W. ELLIS

Mr. Ellis has been Chairman of the Board and Chief Executive Officer of The Baseball Club of Seattle since 1992. He served as Chairman of the Board of the Company from 1987 to 1993 and as Chief Executive Officer from 1976 to 1992. Mr. Ellis, age 68, has been a Director of the Company since 1969 and also serves as a director of SAFECO Corporation, Washington Mutual Savings Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd. Mr. Ellis is also a Regent of Washington State University, and Chairman of the Board of Trustees of Seattle University.

TOMIO MORIGUCHI

Mr. Moriguchi has been a Director of Puget Sound Energy since the consummation of the merger of Washington Energy Company and Washington Natural Gas Company into Puget Power on February 10, 1997. Mr. Moriguchi, age 60, previously served as a Director of Washington Energy Company and Washington Natural Gas Company from 1988 through February 10, 1997 and has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor), Seattle, Washington, since December 1994. Previously, he served as President of Uwajimaya, Inc. from 1965 through December 1994. He also serves as a director of Bank of America NW, N.A., and is President, Town and Country Travel, Inc., Seattle, Washington, and President, North American Post Publishing Company, Seattle, Washington.

RICHARD R. SONSTELIE

Mr. Sonstelie has been Chairman and Chief Executive Officer of the Company since February 10, 1997. His prior positions with the Company include Chief Executive Officer and President from 1992 to February 1997, Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991 and Executive Vice President from 1985 to 1987. Mr. Sonstelie, age 52, has been a Director of the Company since 1987 and also serves as a director of Utech Venture Capital Corporation and Edison Electric Institute.

The names of the Class I and Class II Directors of the Company who are not standing for election and whose terms of office will continue after the Annual Meeting are listed as follows:

CLASS I DIRECTORS
TERMS EXPIRE 1998

DOUGLAS P. BEIGHLE

Mr. Beighle has been Senior Vice President of The Boeing Company (aerospace manufacturing and sales) since 1986. He served The Boeing Company as Vice President from 1980 to 1986. Mr. Beighle, age 64, has been a Director of the Company since 1981 and also serves as a director of Washington Mutual Savings Bank.

PHYLLIS J. CAMPBELL

Ms. Campbell has been President and Chief Executive Officer of U.S. Bank of Washington (financial institution) since 1993 and is an Executive Vice President of U.S. Bancorp. She also served as Area President of U.S. Bank of Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 45, has been a Director of the Company since 1993 and also serves as a director of U.S. Bank of Washington and SAFECO Corporation, and is a Regent of Washington State University and Chairman of the Greater Seattle Chamber of Commerce.

WILLIAM S. WEAVER

Mr. Weaver has been Vice Chairman and Chairman of Unregulated Subsidiaries since February 10, 1997. Prior to that he has been Executive Vice President and Chief Financial Officer of the Company since 1991. For more than five years prior to joining the Company, he was a partner in the law firm of Perkins Coie. Mr. Weaver, age 53, has been a Director of the Company since 1991.

R. KIRK WILSON

Mr. Wilson has been Chairman of the Board of Brown & Cole, Inc. (retail super markets), Bellingham, Washington, since January 1997. He previously served as President and Chief Executive Officer of Thrifty Foods, Inc. (retail grocery) from 1969 to 1996. Mr. Wilson, age 58, has been a Director of the Company since 1976.

CLASS II DIRECTORS
TERMS EXPIRE 1999

JOHN D. DURBIN

Mr. Durbin has been a Principal in Olympic Capital Partners, Inc. (investment banking), Seattle, Washington, since October 1996. He served as President and Chief Executive Officer of Hostar International, Inc. (equipment for hotels) from 1988 until his retirement in June 1995, and has been a General Partner of John Durbin & Associates (industrial real estate) since 1969. His prior positions include Chairman and President of CEC Equipment Company (construction equipment) from 1982 to 1987 and Chairman of Spokane Truck Sales, Inc. (trucks) from 1983 to 1987. Mr. Durbin, age 61, has been a Director of the Company since 1984 and also serves as a director of Fluke Corporation.

DANIEL J. EVANS

Mr. Evans has been Chairman of Daniel J. Evans Associates (consulting) since 1989. His prior positions include United States Senator, State of Washington, from 1983 to 1989 and Chairman, Pacific Northwest Power and Conservation Planning Council from 1981 to 1983. Mr. Evans, age 71, has been a Director of the Company since 1990 and also serves as a director of Attachmate, Inc., Burlington Northern Santa Fe Inc., Flow International Corporation, Tera Computer Company and Washington Mutual Savings Bank.

NANCY L. JACOB

Ms. Jacob has been President and Managing Director of Windermere Investment Associates, Inc. (financial services), Portland, Oregon, since January 1997.
Her prior positions include Chief Executive Officer of CTC Consulting, Inc. from April 1994 to December 1996, Managing Director, Capital Trust Company (financial advisor) from 1990 to 1994, Professor of Finance and Business Economics at the University of Washington (educational institution) from 1981 to 1992 and Dean of the School and Graduate School of Business Administration from 1981 to 1988. Ms. Jacob, age 54, has been a Director of the Company since 1980 and also serves as a trustee of College Retirement Equities Fund in New York.

SECURITY OWNERSHIP OF DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth information as of February 28, 1997, concerning the shares of the Company's Common Stock beneficially owned by each Director and nominee, the executive officers named in the Summary Compensation Table (the "named executive officers") and Directors and executive officers of the Company as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock. The Company is not aware of any person, who beneficially owns five percent or more of the Common Stock.

NAME OF BENEFICIAL OWNER
                                                                 Number of
                                Number of      Number of        Shares that
                              Beneficially       Share             May Be
                                  Owned       Equivalents       Acquired by
Nominees and Directors           Shares           Held       Exercising Options
----------------------        ------------    -----------    ------------------
Douglas P. Beighle                   3,236
Charles W. Bingham                   4,471
Phyllis J. Campbell                  1,000
Donald J. Covey                      4,310        1,720(2)
Robert L. Dryden                     3,543          970(2)
John D. Durbin                       2,430
John W. Ellis                       27,428(1)
Daniel J. Evans                      1,000
Nancy L. Jacob                       1,143
Tomio Moriguchi                        602        1,720(2)
Sally G. Narodick                      258        1,435(2)
R. Kirk Wilson                      16,313

Executive Officers
------------------
(*also serve as directors)

Richard R. Sonstelie*               10,430(1)
William S. Weaver*                   2,549(1)
Jerry L. Henry                       4,699(1)
Gary B. Swofford                     5,498(1)
Sheila M. Vortman                    2,769(1)

All Directors and
executive officers
as a group (25 persons)            125,166        5,845          49,650(3)

(1) Includes shares credited under the Company's Investment Plan for Employees through February 28, 1997.

(2) Shares represent grants of stock under the former Washington Energy Company's Director Stock Bonus Plan. The shares have been converted to Puget Sound Energy shares at an exchange ratio of .86 to 1.

(3) Unexercised options to acquire shares of common stock which were previously awarded to former Washington Energy Company executive officers.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors has established three standing committees, which meet outside of regular Board of Directors meetings, to assist in the discharge of the Directors' responsibilities relating to audit, nominating and compensation and retirement issues. The names of these committees, their current membership and a brief statement of their principal responsibilities are presented below.

BOARD OF DIRECTORS MEETINGS

Seven Board of Directors meetings were held during 1996. Each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which the Director served. Average attendance at all Board of Directors meetings and committee meetings during 1996 was 94%.

AUDIT COMMITTEE

The Audit Committee currently includes Douglas P. Beighle (Chairperson), Charles
W. Bingham, Donald J. Covey, John D. Durbin, Daniel J. Evans, Tomio Moriguchi and R. Kirk Wilson. The Audit Committee is responsible for reviewing the annual report of the independent auditors, evaluating the external and internal audit functions and recommending to the Board of Directors the retention of independent auditors and other auditing matters. Four Audit Committee meetings were held during 1996.

DIRECTOR AFFAIRS COMMITTEE

The Director Affairs Committee currently includes Daniel J. Evans (Chairperson), Phyllis J. Campbell and Donald J. Covey. The Director Affairs Committee acts and makes recommendations with respect to identification and selection of candidates for Directors, Director tenure and committee assignments and Director compensation matters. Shareholders may propose candidates for consideration as nominees to the Board of Directors; such proposals should be directed in writing to the Company's Corporate Secretary prior to each annual meeting. Director candidates are considered on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board of Directors. No Director Affairs Committee meetings were held during 1996.

COMPENSATION AND RETIREMENT COMMITTEE

The Compensation and Retirement Committee currently includes R. Kirk Wilson (Chairperson), Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden, John
D. Durbin, Nancy L. Jacob and Sally G. Narodick. The Compensation and Retirement Committee acts and makes recommendations to the Board of Directors with respect to executive compensation, the Retirement Plan for Employees and other similar matters. Five Compensation and Retirement Committee meetings were held during 1996.

DIRECTOR COMPENSATION

Directors who are not Company officers are paid a quarterly retainer of $3,750 plus $800 for each Board of Directors meeting and committee meeting attended. The Chairpersons of the Audit, Director Affairs and Compensation and Retirement Committees receive additional quarterly retainers of $500 each. Directors who are also officers of the Company do not receive any compensation for duties performed as Directors.

The Company and Mr. Ellis entered into a consulting agreement that commenced in October 1993 and will end September 30, 1998. Under the terms of this agreement, Mr. Ellis provides consulting and other services to the Company, including representing the Company in various industry- and community-related committees and activities. For these services, Mr. Ellis is paid $2,000 per month for the term of the agreement. In addition, the Company provides administrative support for Mr. Ellis's services performed under the consulting agreement.

COMPENSATION AND RETIREMENT COMMITTEE REPORT

The Board of Directors delegates responsibility for executive compensation to the Compensation and Retirement Committee (the "Committee"). The Committee's members for 1996 were all nonemployee Directors, none of whom participate in the compensation programs described here for executives. These members were Nancy
L. Jacob, Douglas P. Beighle, Phyllis J. Campbell and R. Kirk Wilson. The Board of Directors on March 13, 1997 appointed as additional members of the Committee Robert L. Dryden, John D. Durbin and Sally G. Narodick. The Committee establishes compensation for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommended compensation action for the other executive officers. The following is the report of the Committee as constituted prior to March 13, 1997 on executive compensation for 1996.

In determining executive compensation, the Committee is guided by competitive pay practices in similar-sized companies within both the electric and combination electric and gas utility industry and by its belief that executive compensation should:

 .    Attract and retain outstanding executives by providing compensation opportunities consistent with the electric and gas utility industry for similar positions.

 .    Place a significant portion of each executive's total pay at risk to motivate executives to achieve Company and individual performance goals.

 .    Tie incentive compensation to Company performance, in the short term to favorable operating results, including performance for customers and, in the long term, by aligning the interests of executive officers with the long-term interests of the Company's shareholders.

Overall, the Committee makes compensation decisions in the context of the competitiveness of the entire compensation package as compared to appropriate market indices. The Committee's principal source of total compensation market data is the Edison Electric Institute's ("EEI") comprehensive, industry-wide annual survey of management pay. The companies included in the EEI survey are substantially the same as those included in the EEI 100 Index of Investor-owned Electrics, used in the Stock Price Performance Graph.

The Committee has adopted an executive compensation philosophy that encompasses a mix of base salary and annual and long-term incentive programs. The total package is designed to provide participants with appropriate incentives for current performance combined with incentives for achieving the Company's long-term objectives of enhancing shareholder value.

BASE SALARY

Generally, base salaries for Company executives are designed to be below median salary levels for positions of similar responsibility in similar-sized companies within the EEI survey. Lower base salaries are combined with above-median annual and long-term incentive compensation targets so that total target compensation opportunities will be competitive with the median total compensation level for similar positions in similar-sized companies within the EEI survey.

In making individual base salary decisions, the Committee makes a subjective evaluation of the individual's contributions and impact on Company performance as well as achievement of individual goals and the competitiveness of the individual's base salary. Because of cost restraints, and because the Merger was pending at the time, the Committee did not adjust salaries for the named executive officers in 1996. Base salaries for the named executive officers were last increased in May 1995. Such base salaries generally were below median salaries for comparable positions within the EEI survey at that time and continue to be so. Total cash compensation, defined as base salaries plus annual incentive awards and the expected value from the 1996 long-term incentive grants, for the named executive officers in 1996 was approximately at the median for positions of similar responsibility and job complexity in similar-sized companies within the EEI survey.

ANNUAL INCENTIVE COMPENSATION

All executive officers participate in the Company's annual Pay at Risk Plan.
The intent of this Plan is to provide financial incentives to executives for achieving desired annual operating results. For 1996, the awards were based on combined performance in these areas: (1) earnings per share; and (2) successful completion of the Merger. The weighting of these two performance categories varied by executive officer. Messrs. Sonstelie, Weaver and Swofford and Ms. Vortman's awards were based on 50% weight on earnings per share and 50% weight on merger results; and Mr. Henry's award was based on 40% weight on earnings per share and 60% weight on merger results.

The annual incentive awards approved by the Committee for 1996 were based on an evaluation of the performance areas specified above, together with a subjective evaluation of individual performance. Individual target awards ranged from 20% to 35% of salary for the named executive officers, and funding could range from zero to approximately 1.25 times target. The Company's earnings per share performance in 1996 was within the funding range. Although the Merger process was not completed by December 31, 1996, it was successfully completed on February 7, 1997, before awards were determined, and was included in the calculation of individual awards. 1996 awards to the named executive officers were, on average, 1.2 times target.

LONG TERM INCENTIVE COMPENSATION

The 1995 Long-Term Incentive Compensation Plan, approved by shareholders in 1995, reflects the Committee's desire to link compensation to the growth of shareholder value. Under this plan, awards of contingent grants of the Company's Common Stock were made to executives and key employees. These awards will be payable in stock at the end of a four-year period based on Puget's cumulative four-year total shareholder return relative to the EEI 100 Index of Investor-owned Electrics used in the Stock Price Performance Graph. The number of shares delivered at the end of the four-year cycle will range from zero to 160% of the contingent grant. If total shareholder return at the end of the four-year cycle results in the delivery of Common Stock to the participant, one-half of the shares will be restricted for a further period of two years. The purpose of this further restriction is to encourage greater levels of stock ownership by Company executives and key employees. Dividend equivalents will be paid out in cash at the end of the performance period in relation to the number of underlying shares earned (or at the end of the restricted period for the portion of the grant paid in restricted stock). The grants made in 1996 to the named executive officers are shown on the Long-Term Incentive Plan Awards in 1996 table.

No awards have been made under the Company's Long Term Incentive Plan for Senior Employees (the "prior Long Term Incentive Program") since 1994. Awards previously made are outstanding, however, and will continue under their original terms. Under that plan, participants could be allocated Performance Share Units ("PSUs") and Stock Appreciation Rights ("SARs") both of which are payable only in cash.

Each PSU grant has a four-year term. The last grant, made in 1994, will mature on December 31, 1997. A PSU's value is the price of the Company's Common Stock at the end of the PSU's term plus the per share dividend paid during the term. The number of PSUs on which values are paid can range from zero to 160% of those granted. This number is based on the Company's four year, total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics.

Each SAR grant has a 10-year term and vests 20% per year beginning one year after the date of grant. A SAR's value is the gain of the price of the Common Stock over the base price, which is the closing market value of the Common Stock on the date of grant, plus the incremental value of per share dividend increases during the holding period. SAR grants were last made in 1994 and are described on the Summary Compensation Table and its accompanying footnotes. The values of SARs exercised in 1996, and of all outstanding SARs, are shown on the Aggregated SAR Exercises in 1996 and Fiscal Year-End SAR Values Table.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Sonstelie has served as Chief Executive Officer since May 1992. His base pay was set at $400,000 on May 1, 1995, and has not been increased since that date. In October 1995 Mr. Sonstelie entered into a four-year employment agreement providing for a minimum annual base salary of $400,000 and certain severance and other benefits. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements". Mr. Sonstelie's base salary remains below the median of similar-sized companies in the EEI survey. His total compensation (salary plus annual incentive award and expected value from the 1996 long term incentive grant) in 1996 was at the median for chief executive officers of similar-sized companies in the EEI survey.

Mr. Sonstelie's 1996 annual incentive award pursuant to the Pay at Risk Plan was 111% of target. This award was based on an earnings per share result of $1.89 in 1996 and the successful completion of the Merger.

Mr. Sonstelie's individual performance objectives, approved by the Committee at the beginning of 1996, emphasized the successful completion of the Merger and the attainment of specified short- and long-term strategic objectives. These objectives continued to focus on the importance of controlling Company costs while improving the Company's competitive posture in an increasingly competitive industry and enhancing long-term shareholder value. Mr. Sonstelie's leadership and initiative in managing the Company under these challenging circumstances have improved the Company's ability to effectively compete and grow within a rapidly changing industry.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless that compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1997 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.



                                  COMPENSATION AND RETIREMENT COMMITTEE

                                  Nancy L. Jacob, Chairperson
                                  Douglas P. Beighle
                                  Phyllis J. Campbell
                                  R. Kirk Wilson

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a comparison of the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the EEI 100 Index of Investor-owned Electrics.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG PUGET POWER, S&P 500 INDEX AND EEI 100 INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           PUGET          S&P          EEI
(Fiscal Year Covered)        POWER          500 INDEX    100 INDEX
---------------------        ----------     ---------    ----------
Measurement Pt-  1991        $100           $100         $100
FYE   1992                   $108.03        $107.62      $107.59
FYE   1993                   $106.00        $118.47      $119.59
FYE   1994                   $ 93.85        $120.03      $105.75
FYE   1995                   $117.54        $165.14      $138.55
FYE   1996                   $130.92        $203.06      $140.22

(1) This comparison assumes $100 was invested on December 31, 1991, in (a) the Company's Common Stock, (b) the S&P 500 Stock Index, and (c) the EEI 100 Index of Investor-owned Electrics. The graph then observes, in each case, stock price growth and dividends paid (assuming dividend reinvestment) over the following five years.

    The Board of Directors and its Compensation and Retirement Committee recognize that the market price of stock is influenced by many factors, one of which is Company performance. The stock price contribution to the total return performance shown on the graph is not necessarily indicative of future price performance.

SUMMARY COMPENSATION TABLE

The following information is furnished for the years ended December 31, 1996, 1995, and 1994 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during 1996 each of whose salary and bonus exceeded $100,000. Annual compensation includes amounts deferred at the officer's election.

                                                                    Long-Term Compensation
                                                                           Awards
                                                                ---------------------------
                                                                Restricted          Shares
     Name and                                                     Stock           Underlying        All Other
Principal Position              Year     Salary ($)  Bonus($)    Award ($)         SARs (#)      Compensation ($)
-----------------------------------------------------------------------------------------------------------------
R. Sonstelie                    1996     400,008     155,000                            --          17,604/(1)/
President and                   1995     388,817     140,000                            --          15,736
Chief Executive Officer         1994     370,008           0                        36,000          13,731

W. Weaver                       1996     260,004     100,000                            --          13,608/(3)/
Executive Vice President        1995     256,275      80,000     199,996/(2)/           --          12,309
and Chief Financial Officer     1994     230,006           0                         9,000          10,535

G. Swofford                     1996     165,000      45,000                            --           6,593/(4)/
Senior Vice President           1995     163,138      40,000                            --          44,812
Customer Operations             1994     144,005           0                         6,000           4,770

S. Vortman                      1996     135,000      53,500                            --           7,299/(5)/
Senior Vice President           1995     133,138      35,000                            --           6,535
Corporate and Regulatory        1994     120,537           0                         3,500           5,021
Relations

J. Henry                        1996     111,000      25,000                            --           4,060/(6)/
Vice President                  1995     109,697      19,425                            --          41,251
Engineering and                 1994     106,303           0                            --              --
Operation Services

SUMMARY COMPENSATION TABLE FOOTNOTES

(1) Represents $3,135 match under the Investment Plan for Employees, $10,065 match under the Investment Plan makeup; and $4,404 of imputed income on life insurance.

(2) On June 30, 1995, Mr. Weaver was granted 8,743 phantom shares. The aggregate value of the phantom shares was $199,996, based on a stock price at June 30, 1995 of $22.875. The phantom shares vest, subject to continued employment, equally over four years beginning on July 1, 1996, and are valued and paid out in cash as to the vested portion on each such date. The value of each phantom share is the market price on the vesting date, plus the aggregate dividends paid on each such share during the period the phantom share is held. At December 31, 1996, 6,558 phantom shares were outstanding with an aggregate value of $157,392 (based on a stock price of $24.00 per share at December 31, 1996).

(3) Represents $4,950 match under the Investment Plan for Employees; $2,915 match under the Investment Plan makeup; and $5,743 of imputed income on life insurance.

(4) Represents $2,613 match under the Investment Plan for Employees; $2,833 match under the Investment Plan makeup; and $1,147 of imputed income on life insurance.

(5) Represents $2,613 match under the Investment Plan for Employees; $1,842 match under the Investment Plan makeup; and $2,844 of imputed income on life insurance.

(6) Represents $2,475 match under the Investment Plan for Employees; $1,188 match under the Investment Plan makeup; and $397 of imputed income on life insurance.

AGGREGATED SAR EXERCISES IN 1996 AND FISCAL YEAR-END SAR VALUES

The following information is furnished for the year ended December 31, 1996 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for SAR exercises which occurred during 1996 and for unexercised SARs outstanding at fiscal year end. No SARs were granted in 1996.

                      Number of                           Number of Shares             Value of Unexercised
                       Shares                          Underlying Unexercised           In-The-Money SARs
                     Underlying          Value       SARs at Fiscal Year-End (#)      at Fiscal Year-End ($)
                      Exercised         Realized    ----------------------------------------------------------
Name                  SARs (#)          ($)(1)       Exercisable/Unexercisable    Exercisable/Unexercisable(2)
--------------------------------------------------------------------------------------------------------------
R. Sonstelie             --                 --            49,840 / 27,560                94,782 / 54,600

W. Weaver             3,600             13,050             8,880 /  9,820                     0 / 17,550

G. Swofford              --                 --             4,960 /  4,240                 7,800 / 11,700

S. Vortman               --                 --             1,400 /  2,100                 4,550 /  6,825

J. Henry                 --                 --                         --                             --

(1) This amount is the aggregate of the market value of the Common Stock at the time the SAR was exercised minus the base price for the SAR.

(2) Amounts are the aggregate of the number of SARs multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1996 of $24.00 per share minus the base price for that SAR. There is no guarantee that if and when these SARs are exercised they will have this value.

LONG-TERM INCENTIVE PLAN AWARDS IN 1996



The following information is furnished for the year ended December 31, 1996 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company with respect to grants under the Company's 1995 Long-Term Incentive Compensation Plan during 1996.

                                                   Estimated Future Share Payouts
                    Number of     Period Until     -------------------------------
                     Shares       Maturation or    Threshold     Target    Maximum
Name                 (#)(1)           Payout          (#)          (#)        (#)
----------------------------------------------------------------------------------

R. Sonstelie         12,000          4 years            0        12,000     19,200


W. Weaver             5,200          4 years            0         5,200      8,320


G. Swofford           2,650          4 years            0         2,650      4,240


S. Vortman            2,150          4 years            0         2,150      3,440


J. Henry              1,050          4 years            0         1,050      1,680

(1) Awards are contingent grants of the Company's Common Stock. The number of shares delivered at the end of the four-year cycle will range from zero to 160% of the contingent grant. This number depends on the Company's four-year total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. If total shareholder return at the end of the four-year cycle results in the delivery of Common Stock to the participant, one-half of the shares will be restricted for an additional two-year period. Dividend equivalents will be paid in cash at the end of the performance period in relation to the number of underlying shares earned (or at the end of the restricted period for the portion of the grant paid in restricted stock).

RETIREMENT BENEFITS STATEMENT

Estimated retirement benefits for the named executive officers are shown in the table below, assuming retirement on January 1, 1997 at age 65 after selected periods of service. The benefit levels shown are the estimated aggregate values resulting from the Company's funded pension plan, its Supplemental Executive Retirement Plan for Officers (the "SERP"), the Deferred Compensation Plan make-up and Social Security benefits.


        Estimated Annual Benefit Upon Retirement at Age 65

                                    YEARS OF CREDITED SERVICE
          FINAL AVERAGE      -------------------------------------
          COMPENSATION           5                10         15+
          -------------      --------          --------   --------
             $100,000        $ 20,000          $ 40,000   $ 60,000
              200,000          40,000            80,000    120,000
              300,000          60,000           120,000    180,000
              400,000          80,000           160,000    240,000
              500,000         100,000           200,000    300,000

The named executive officers have the following years of credited service as of December 31, 1996: R. Sonstelie, 22.5; W. Weaver, 28.5; G. Swofford, 29.42; S. Vortman, 15.67; and J. Henry, 28.25. Estimated aggregate benefits are based on 60% of average annual compensation (salary plus bonus) for the highest consecutive five years preceding the retirement date. The five-year averages as of December 31, 1996 are as follows for the named executive officers: R. Sonstelie, $440,746; W. Weaver, $322,519; G. Swofford, $159,495; S. Vortman,
$126,623; and J. Henry, $114,907.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

EMPLOYMENT AGREEMENTS

Mr. Sonstelie entered into an employment agreement with the Company effective as of October 18, 1995. The agreement provides that Mr. Sonstelie will serve as Chairman of the Company's Board of Directors (assuming his election to the Board by the Company's shareholders) and Chief Executive Officer of the Company. The agreement terminates on the fourth anniversary of the consummation of the Merger (subject to earlier termination in certain circumstances).

During his term of employment, Mr. Sonstelie will receive a minimum annual base salary of $400,000. If the Company terminates Mr. Sonstelie's employment (except termination "for cause" as defined in the agreement or termination upon death or disability) prior to the end of the four-year term, Mr. Sonstelie will be entitled to receive (a) all compensation and benefits earned through the date of termination and (b) a continuation of his salary for the balance of such four-year term.

In addition, if Mr. Sonstelie's employment terminates due to a material adverse change in the terms of his employment following a "change in control" (as defined in the agreement), except termination for cause or termination due to death or incapacity, Mr. Sonstelie will be entitled to receive (a) his annual base salary earned through termination and accrued benefits; (b) an amount equal to three times his annual base salary at the rate applicable on the date of termination plus any additional compensation awarded for the year most recently ended; (c) continued participation for three years in the Company's employee benefit plans or provision for substantially similar benefits; (d) a cash payment at age 65 equal to the actuarial equivalent of the additional retirement compensation he would have earned had employment continued for three more years;
(e) a payment equal to the difference between the exercise prices of all options, if any, held by Mr. Sonstelie (whether or not then fully exercisable) and the higher of (i) the market price of the Common Stock on the date of termination and (ii) the highest price per share actually paid in connection with any change of control of the Company; and (f) a cash payment equal to any excise taxes payable by Mr. Sonstelie in connection with excess parachute payments plus the tax expense to him resulting from this payment.

Messrs. Weaver and Swofford and Ms. Vortman entered into agreements with the Company effective as of October 18, 1996 under which they generally will be entitled to receive the same type of payments and benefits as described in sections (a) through (f) of the immediately preceding paragraph if (1) they did not terminate their employment prior to consummation of the Merger and (2) Mr. Weaver's employment thereafter terminates for any reason other than at the normal retirement date as defined in the SERP or (3) Mr. Swofford or Ms. Vortman thereafter terminate their employment for "good reason" or the Company terminates their employment "without cause" (as those terms are defined in the agreements) within three years following the Merger or their employment is terminated upon death or disability.

In addition, Mr. Weaver's agreement provides that the benefits payable to him under the SERP will be based upon his average compensation for his highest consecutive 24 months of service rather than 60 months as provided in the SERP, provided he does not voluntarily terminate his employment within six months after the Merger. The agreements for Mr.

Swofford and Ms. Vortman provide that they will be paid a retention incentive benefit based on continued employment for an extended period following the Merger equal to three times their annual base salary in 1996 plus the bonus paid in 1996. The incentive benefit will vest in three equal installments after one year, three years and five years of continued employment after the Merger. The vested portion of the incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date their employment terminates. If their employment is terminated for cause, only current base salary plus accrued vacation and any other compensation actually accrued through the date of termination, and the vested portion of the incentive benefit, will be payable.

1995 LONG-TERM INCENTIVE COMPENSATION PLAN

Under the Company's 1995 Long-Term Incentive Compensation Plan, in the event of a sale of substantially all the assets or a liquidation of the Company or a merger or consolidation of the Company as a result of which shareholders of the Company receive cash, securities or other property in exchange for their shares of Common Stock, each stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate except under certain circumstances where such award is assumed or replaced in connection with the corporate transaction. The plan administrator has the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to awards under the Plan.

LONG TERM INCENTIVE PROGRAM FOR SENIOR MANAGEMENT

Under the Company's Long-Term Incentive Program for Senior Management, upon dissolution or liquidation of the Company, or merger or consolidation of the Company as a result of which shareholders of the Company receive cash, securities or other property in exchange for their shares of Common Stock, all SARs will terminate, but each holder will have the right immediately prior to such transaction to exercise his or her SARs, whether or not the SARs have vested. All performance share units will be deemed to have matured on the preceding December 31. The number of performance share units will be proportionately reduced to reflect the reduction in the period from the grant of performance share units until their maturity.

PROPOSAL NO. 2 - APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

On March 13, 1997, the Company's Board of Directors unanimously adopted, subject to shareholder approval, the Puget Sound Energy, Inc. Employee Stock Purchase Plan (the "Plan"). The Plan will provide a means for eligible employees of the Company and designated subsidiaries to purchase shares of the Company's Common Stock under favorable terms through payroll deductions or cash payments. The Board believes that adoption of the Plan will promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of employees and by aligning employees' interests through their purchases of Common Stock with the interests of shareholders.

A copy of the Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the Plan is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

DESCRIPTION OF THE PLAN

SHARES SUBJECT TO THE PLAN. An aggregate of up to 500,000 shares of Common Stock is authorized for issuance under the Plan, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the Plan.

ELIGIBILITY. The Plan is an employee benefit program that enables qualified employees to purchase shares of Common Stock at a discount through payroll deductions or cash payments without incurring broker commissions. To participate, an employee's customary employment must be for more than 20 hours each week and five months in any calendar year. An employee is not eligible to continue participation in the Plan in the event his or her employment is voluntarily or involuntarily terminated, or if such employee owns or will own, as a result of such participation, shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any related corporation. As of March 13, 1997, approximately 2,850 of the Company's employees would be eligible to participate in the Plan, including each of the named executive officers. Non-employee directors of the Company are not eligible to participate in the Plan.

STOCK PURCHASES. The Plan is divided into offering periods, which initially will be consecutive six-month periods beginning on July 1 and January 1 of each year. The Board of Directors or the Compensation and Retirement Committee can establish different offering periods, subject to the limitations set forth in the Plan. During these offering periods, participating employees accumulate funds in an account used to buy Common Stock through payroll deductions or cash payments at a rate of not less than $10 or more than 10% of such participant's regular cash compensation during each payroll period in each purchase period within an offering period. The length of each purchase period will be as established by the Board of Directors or the Committee and may be the same as the offering period, or may be shorter consecutive periods within the offering period. The Plan will initially be implemented with purchase periods of six months that will be coextensive with the offering periods.

At the end of each purchase period, the market price is determined and the participating employees' accumulated funds are used to purchase the appropriate number of shares of Common Stock. No participant may purchase more than $25,000 fair market value of Common Stock for any calendar year under the Plan. The purchase price per share of Common Stock under the Plan will be as established by the Board of Directors or the

Committee, but may not be less than the lower of 85% of the per share fair market value of the Common Stock on either the first day of the offering period or the last day of the purchase period. The Plan will initially be implemented with a purchase price equal to 90% of the lesser of the fair market value of the Common Stock on the first day of the offering period and the last day of the purchase period. The closing price of a share of Common Stock on March 13, 1997 was $25-3/4 as reported on the New York Stock Exchange.

Shares purchased under the Plan may not be transferred or otherwise disposed of for a period of three months after the purchase date, except upon termination of employment because of retirement, disability or death.

ADMINISTRATION. The Plan will be administered by the Committee except to the extent administration is delegated to an executive officer of the Company (the "Plan Administrator"). The Plan Administrator is authorized to administer and interpret the Plan and to make such rules and regulations as it deems necessary to administer the Plan, so long as such interpretation, administration or application with respect to purchases under the Plan corresponds to the requirements of Section 423 of the Code.

AMENDMENT AND TERMINATION. The Board of Directors has the power to amend, suspend or terminate the Plan, provided that the Board may not amend the Plan without shareholder approval if such approval is required by Section 423 of the Code. The Committee may also amend the Plan so long as such amendment does not require shareholder approval.

TERM OF THE PLAN.  The Plan will continue in effect until May 19, 2007.

FEDERAL INCOME TAX CONSEQUENCES

The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Section 423 allows an employer to grant options to its employees to purchase company stock at a stipulated price without having the employees realize taxable income at the time the option is granted or when exercised. The basis of the stock received on exercise of an option under the Plan is the exercise price paid for the stock. The Code imposes a holding period for favorable tax treatment upon disposition of Common Stock acquired under the Plan equal to the later of two years after the grant date or one year after the purchase date. When the Common Stock is sold after this holding period, the employee will realize ordinary income up to the amount of any discount (up to a maximum of 15%) from the fair market value of Common Stock as of the grant date. Any further gain is taxed at capital gain rates. If the stock is sold before the holding period expires, the employee will realize ordinary income to the extent of the difference between the price actually paid for the stock and the fair market value of the stock at the purchase date, regardless of the price at which the stock is sold. If the sale price is less than the fair market value of the stock on the purchase date, the employee will realize a capital loss equal to such difference. The Company may not take a deduction for the difference between the fair market value of the Common Stock and the purchase price paid for the Common Stock by the employee unless the employee disposes of the stock before the statutory holding periods expire.

The Board of Directors recommends that shareholders vote FOR approval of the adoption of the Puget Sound Energy, Inc. Employee Stock Purchase Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Coopers & Lybrand L.L.P. has examined the financial statements of the Company since 1933. Representatives of the firm will be present at the Annual Meeting, with the opportunity to make a statement and to answer appropriate shareholder questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and officers of the Company are required to report their holdings of and transactions in the Company's Common Stock to the Securities and Exchange Commission. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1996 all persons subject to the Section 16 reporting requirements with regard to the Company filed the required reports on a timely basis.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company proxy material for the 1998 Annual Meeting of Shareholders must be received at the principal executive office of the Company not later than November 28, 1997.

SOLICITATION OF PROXIES

Proxies in the form enclosed are solicited by and on behalf of the Company. Richard R. Sonstelie, Chairman and Chief Executive Officer, and James W. Eldredge, Corporate Secretary, and each or either of them, are named as proxies. Proxies may be solicited by mail, personal interview, telephone and fax. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their expenses incurred in connection therewith. Proxies may also be solicited by officers, Directors, employees and other agents of the Company without compensation therefor, except for reimbursement of expenses. All costs of solicitation of proxies will be borne by the Company.

March 28, 1997
Bellevue, Washington
By Order of the Board of Directors

/s/ Richard R. Sonstelie

Richard R. Sonstelie
Chairman and Chief Executive Officer

APPENDIX A

EMPLOYEE STOCK PURCHASE PLAN


SECTION 1. PURPOSE

The purposes of the Puget Sound Energy, Inc. Employee Stock Purchase Plan (the "Plan") are to (a) assist employees of Puget Sound Energy, Inc., a Washington corporation (the "Company"), and its subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) help employees provide for their future security and encourage them to remain in the employ of the Company and its subsidiary corporations. Stock purchased under the Plan may be paid for either in cash or by regular payroll deductions. Only employees of the Company and its subsidiary corporations are eligible to participate in the Plan, and participation is voluntary.


SECTION 2.  DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Company's Compensation and Retirement Committee or another committee appointed by the Board and given authority by the Board to administer the Plan.

"Company" means Puget Sound Energy, Inc., a Washington corporation.

"Eligible Compensation" means all regular cash compensation, including overtime; provided that in the case of commissions and cash bonuses, cash compensation will also include an amount equal to the average of a Participant's commissions and cash bonuses in the Participant's payroll period during the six months preceding the current Offering Period. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

"Eligible Employee" means any employee of the Company or any Subsidiary Corporation designated by the Board or the Committee (a "Designated Subsidiary") who is in the employ of the Company (or any Designated Subsidiary) on one or more Offering Dates and who meets the following criteria:

(a) the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Designated Subsidiary of the Company;

(b) the employee's customary employment is for more than 20 hours per week; and

(c) the employee's customary employment is for more than five months in any calendar year.

If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

"Enrollment Period" has the meaning set forth in Section 6.1.

"ESPP Broker" has the meaning set forth in Section 10.

"Offering" has the meaning set forth in Section 5.1.

"Offering Date" means the first day of an Offering.

"Offering Period" has the meaning set forth in Section 5.1.

"Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

"Participant" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Offering or whose participation in the Offering is not terminated.

"Plan" means the Puget Sound Energy, Inc. Employee Stock Purchase Plan.

"Plan Administrator" means the Company's Treasurer or another Company officer designated by the Board or the Committee to administer the Plan under Section 3.1.

"Purchase Date" means the last day of each Purchase Period.

"Purchase Period" has the meaning set forth in Section 5.2.

"Purchase Price" has the meaning set forth in Section 8.

"Stock" means the Common Stock, no par value, of the Company.

"Subscription" has the meaning set forth in Section 6.1.

"Subscription Date" has the meaning set forth in Section 6.1.

"Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

"Trust" and "Trustee" have the meanings set forth in Section 9.4.

SECTION 3.  ADMINISTRATION

3.1  Plan Administrator

The Plan shall be administered by the Board or the Committee and, if and to the extent the Board or the Committee designates an executive officer of the Company to administer the Plan, by such executive officer.

3.2  Administration and Interpretation by the Plan Administrator

Subject to the provisions of the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of the Code. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless revised by the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other officers or employees as the Plan Administrator so determines.


SECTION 4.  STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 19, a maximum of 500,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares or shall be shares acquired by the Company or the Trustee of the Trust. Any shares of Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.


SECTION 5.  OFFERING DATES

5.1  Offering Periods

The Plan shall be implemented by a series of offerings (each, an "Offering"). Except as otherwise set forth below, Offerings shall commence on July 1 and January 1 of each year and end on the next December 31 and June 30, respectively, occurring thereafter. Notwithstanding the foregoing, the Board or the Committee may establish (a) a different term for one or more Offerings and
(b) different commencing and ending dates for such Offerings; provided, however, that an Offering Period (the "Offering Period") may not exceed five years; and provided further that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.


5.2   Purchase Periods

Each Offering Period shall consist of one or more consecutive purchase periods (each, a "Purchase Period"). Except as otherwise set forth below, Purchase Periods shall commence on July 1 and January 1 of each year and end on the next December 31 and June 30, respectively, occurring thereafter. Notwithstanding the foregoing, the Board or the Committee may establish (a) different terms for one or more Purchase Periods within an Offering Period and (b) different commencing dates and Purchase Dates for any such Purchase Period. The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.


SECTION 6.  PARTICIPATION IN THE PLAN

6.1  Initial Participation

An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the "Enrollment Period") and not later than ten days before such Offering Date (the "Subscription Date") a subscription (the "Subscription"):

(a) indicating the Eligible Employee's election to participate in the Plan;

(b) authorizing payroll deductions and stating the amount to be deducted regularly from the Participant's pay, or accompanied by a cash payment or both; and

(c) authorizing the purchase of Stock for the Participant in each Purchase
    Period.

An Eligible Employee who does not deliver a Subscription to the Plan Administrator during the Enrollment Period and on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such Eligible Employee subsequently enrolls in the Plan by delivering a Subscription to the Plan Administrator during the Enrollment Period and on or before the Subscription Date for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Subscription Date as deemed advisable by the Plan Administrator in its, his or her sole discretion for the proper administration of the Plan.


6.2  CONTINUED PARTICIPATION

Unless the Plan Administrator determines otherwise, a Participant shall participate in the next Offering Period only if the Participant delivers a Subscription to the Plan Administrator as provided in Section 6.1 during the Enrollment Period and on or before the Subscription Date for such next Offering Period.

SECTION 7.  LIMITATIONS ON RIGHT TO PURCHASE SHARES


7.1  $25,000 Limitation

No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code
Section 423 sponsored by the Company, any parent corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).


7.2  Pro Rata Allocation

In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Committee.


SECTION 8.  PURCHASE PRICE

The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 90% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Board or the Committee may establish a different Purchase Price for any Offering, which shall not be less than 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the average of the high and low per share trading prices for the Stock as reported for such day by the New York Stock Exchange in The Wall Street Journal or in such other source as the Plan Administrator deems reliable. If no sales of the Stock were made on the New York Stock Exchange on the transaction date, fair market value shall mean the average of the high and low per share trading prices for the Stock as reported for the next preceding day on which sales of the Stock were made on the New York Stock Exchange.


SECTION 9.  PAYMENT OF PURCHASE PRICE


9.1  General Rules

Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of a cash payment or payroll deductions from the Participant's Eligible Compensation or both. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's Subscription.

9.2  Percent Withheld

The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least $10, but shall not exceed 15% of the Participant's Eligible Compensation for such pay period. Amounts shall be withheld only in increments of $10.

9.3  Payroll Deductions

Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.4  Participant Accounts; Trust

Individual accounts shall be maintained for each Participant for memorandum purposes only. All cash payments and payroll deductions from a Participant's compensation shall be credited to such account, but shall be deposited with the general funds of the Company. Such cash payments and payroll deductions may also be paid by the Company to the Trustee (the "Trustee") of the 1997 Employee Stock Purchase Plan Trust (the "Trust"), such payments to be used by the Trustee to purchase shares of Stock pursuant to the terms of the Trust. Shares of Stock acquired by the Trust shall be held for the benefit of the Participants and shall be delivered to the Participants or their beneficiaries by the Trustee at the direction of the Plan Administrator in accordance with the terms and conditions of the Plan.

All cash payments and payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest shall be paid on cash payments or payroll deductions received or held by the Company or the Trust.

9.5  Acquisition of Stock

On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of shares of Stock arrived at by dividing the total amount of the Participant's cash payment and accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that in no event shall the number of shares of Stock purchased by the Participant exceed the number of whole shares of Stock so determined, except to the extent that the Board or the Committee has determined that fractional shares may be issued under the Plan.

9.6  Refund of Excess Amounts

Any cash balance remaining in the Participant's account shall be refunded to the Participant as soon as practical after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is in an amount less than the amount necessary to purchase a whole share of Stock, and the Committee has determined that fractional shares may not be issued, the Plan Administrator may establish procedures whereby such cash is maintained in the Participant's account and applied to the purchase of Stock in the subsequent Purchase Period or Offering Period.

9.7  Withholding Obligations

At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.8  Termination of Participation

No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Offering or the Plan has terminated prior to such Purchase Date.

9.9  Procedural Matters

The Plan Administrator may, from time to time, establish (a) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (b) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (c) such other limitations or procedures as deemed advisable by the Plan Administrator in its sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.10  Leaves of Absence

During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations, a Participant may continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.


SECTION 10.  STOCK PURCHASED UNDER THE PLAN


10.1  Restrictions on Transfer of Stock

(a) Shares of Stock purchased under the Plan may be registered in the name of a nominee or held in such other manner as the Plan Administrator determines to be appropriate. Each Participant will be the beneficial owner of the Stock purchased under the Plan and will have all rights of beneficial ownership in such Stock, except that the Participant may not transfer or otherwise dispose of such Stock for a period of three months following the Purchase Date for such Stock.

(b) Cash dividends paid on shares of Stock that are subject to the three-month restriction set forth in subparagraph (a) above will be paid to the Participant. Dividends paid in the form of shares of Stock with respect to Stock that has been purchased under the Plan but which is subject to the three-month restriction set forth in subparagraph (a) above shall be credited to the Participant's account and shall be restricted for the same period as the Stock with respect to which the stock dividend was paid.

(c) Upon termination of the Participant's employment because of retirement, disability or death, the three-month restriction set forth in subparagraph
    (a) above will be deemed to be satisfied as of the date of such termination.

(d) The Company or a brokerage firm or other entity selected by the Company will retain custody of the certificates representing the Stock purchased under the Plan for a period of time ending no earlier than the expiration of the three-month restriction set forth in subparagraph (a) above.

10.2  ESPP Broker

If the Plan Administrator designates or approves a stock brokerage or other financial services firm to hold shares purchased under the Plan for the accounts of Participants (the "ESPP Broker"), the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time after expiration of the three-month restriction set forth in Section 10.1(a), but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to shares of Stock for which the Code Section 423(a) holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423(a) holding period.

10.3  Notice of Disposition

Each Participant agrees by entering the Plan, promptly to give the Company notice of any Stock disposed of within 18 months of the Purchase Date for such Stock, showing the number of such shares disposed of and the Purchase Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.


SECTION 11.  VOLUNTARY WITHDRAWAL


11.1  Withdrawal From an Offering

A Participant may withdraw from an Offering by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Such withdrawal must be elected at least nine days prior to the end of the Purchase Period for which such withdrawal is to be effective. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. Unless the Plan Administrator establishes a different rule, withdrawal from an Offering shall result in a withdrawal from the Plan and any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Participant.

11.2  Withdrawal From the Plan

A Participant may withdraw from the Plan by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Such notice must be delivered at least nine days prior to the end of the Purchase Period for which such withdrawal is to be effective. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Participant.

11.3  Return of Cash Payments and Payroll Deductions

Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant's cash payments and accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Offering shall terminate. Such cash payments and accumulated payroll deductions may not be applied to any other Offering under the Plan.


SECTION 12.  TERMINATION OF EMPLOYMENT

Termination of a Participant's employment with the Company for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. The payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.


SECTION 13.  RESTRICTIONS UPON ASSIGNMENT

An Option granted under the Plan shall not be transferable otherwise than by will or by the applicable laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or by the applicable laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option or of any rights under his or her Option.


SECTION 14.  NO RIGHTS OF SHAREHOLDER UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.


SECTION 15.  AMENDMENT OF THE PLAN

The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

SECTION 16.  TERMINATION OF THE PLAN

The Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate on, and no Options shall be granted after, May 19, 2007, except that such termination shall have no effect on Options granted prior thereto. No Options shall be granted during any period of suspension of the Plan.


SECTION 17.  NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary Corporation or to affect the right of the Company and the Subsidiary Corporations to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.


SECTION 18.  EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.


SECTION 19.  ADJUSTMENTS

19.1  Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company's shareholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances (i) in the maximum number and kind of securities subject to the Plan as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

19.2  Merger, Acquisition or Liquidation of the Company

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

19.3  Limitations

The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


SECTION 20.  REGISTRATION

The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.


SECTION 21.  EFFECTIVE DATE

The Plan's effective date is the date on which it is approved by the Company's shareholders.

                             MAP TO ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD R. SONSTELIE and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET SOUND ENERGY, INC. held of record by the undersigned on March 17, 1997, at the Annual Meeting of Shareholders to be held on May 19, 1997, or any adjournment thereof.

1.  ELECTION OF DIRECTORS      [_] FOR ALL NOMINEES LISTED BELOW                       [_] WITHHOLD AUTHORITY
                                   (except as marked to the contrary below)                to vote for all nominees listed below

     CHARLES W. BINGHAM        DONALD J. COVEY              ROBERT L. DRYDEN              JOHN W. ELLIS
     TOMIO MORIGUCHI           SALLY G. NARODICK            RICHARD R. SONSTELIE

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided right).  _______________________________________________________________

2. APPROVE THE EMPLOYEE STOCK PURCHASE PLAN.

       [_]  FOR               [_]   AGAINST             [_]  ABSTAIN


              (This Proxy Card continues and MUST be signed on the reverse side)

(Continued from the reverse) This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSALS 1 AND 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


SIGNATURE/DATE                         SIGNATURE IF HELD JOINTLY/DATE

-----------------------------------    ---------------------------------------

                                       PLEASE COMPLETE, SIGN, DATE AND
                                       RETURN THE PROXY CARD
                                       PROMPTLY USING THE ENCLOSED
                                       ENVELOPE